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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144

      AIG SUBMITS SETTLEMENT OFFER TO SECURITIES AND EXCHANGE COMMISSION AND REACHES AGREEMENT IN PRINCIPLE WITH U.S. DEPARTMENT OF JUSTICE ON MATTERS RELATED TO BRIGHTPOINT, INC. AND PNC FINANCIAL SERVICES GROUP

NEW YORK, November 23, 2004 -- American International Group, Inc. (AIG) announced today that AIG and its subsidiary AIG Financial Products Corp. (AIGFP) have submitted an offer of settlement to the Staff of the Securities and Exchange Commission (SEC) that the Staff has agreed to recommend to the SEC, and reached agreement in principle with the U.S. Department of Justice, with respect to issues arising from certain structured transactions with The PNC Financial Services Group, Brightpoint, Inc., and related matters.

         Final settlement is subject to approval by the Securities and Exchange Commission, the Department of Justice, and the United States District Court.

         This press release may contain forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270